OPTION TO PURCHASE AND ROYALTY AGREEMENT

THIS OPTION TO PURCHASE AND ROYALTY AGREEMENT (this “Agreement”) is made this 28th day of September, 2011, (the “Effective Date”) by and among SOUTHWEST EXPLORATION, INC, an Arizona corporation (“Optionor”) and STANDARD GOLD CORP., a Nevada corporation (“Optionee”).

RECITALS

A.           Optionor is the recorded and beneficial owner of an undivided 100% interest in certain unpatented mining claims and Arizona State Land Department mineral exploration permits situated in the County of Maricopa, the State of Arizona, United States, and in possession of all Data relating there to, known as the News Boy Gold Project, as detailed in the specific description of claims and permits attached hereto as Exhibit “A” (the “Property”).

B.           Optionor has agreed to grant, and Optionee desires to acquire, an option to earn a 100% right, title and interest in and to the Property on the terms and conditions set out herein;

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Optionor and Optionee agree as follows:

1.           DEFINITIONS

1.1           Definitions.  The following terms, wherever used in this Agreement, shall have the meanings set forth below:

(a)	“Closing” means the date to be mutually agreed upon between the parties.

(b)
“Data” means all information and knowledge, in whatever form, paper, electronic or otherwise, relating to the Property and Area of Interest, including but not limited to, geologic reports, drill core, assay results, geophysical reports, technical data, analysis, and compilations, feasibility reports, environmental reports, etc.

(c)	“Minerals” shall mean any products of value derived from the Property;

(d)
“Mining Operations” means every kind of work done on or in respect of the Property or the product derived from the Property during the Term by, on the behalf of or under the direction of Optionee including, without limiting the generality of the foregoing, the work of assessment, geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, bulk sampling and processing such samples, shaft-sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, including stone, crushed rock or aggregate, ores and metals, surveying and bringing any mining claims to lease or patent, the construction and maintenance of necessary access roads, drill site preparation, and all other work usually considered to be prospecting, exploration, development and mining work; in paying wages and salaries of workers engaged in the work and in supplying food, lodging, transportation and other reasonable needs of the workers including the costs of creating and maintaining a camp on or near the Property; in paying assessments or premiums for workers’ compensation insurance, contributions for unemployment insurance or other pay allowances or benefits customarily paid in the district to those workers; in paying rentals, license renewal fees, taxes and other governmental charges required to keep the Property in good standing in accordance with the laws of the County of Maricopa, State of Arizona, United States, including the costs of claim renewal fees and permits; in purchasing or renting plant, buildings, machinery, tools, appliances, equipment or supplies and in installing, erecting, detaching and removing them; mining, milling, concentrating, rehabilitation, reclamation and environmental protection, including the cost of resolving any environmental problems associated with the work on the Property including from creating drill sites or access roads that may affect any grounds or waters surrounding the Property as may be required by any governmental agency or otherwise, and in the management of any work which may be done on the Property or in any other respect necessary for the due carrying out of the prospecting, exploration and development work;

(e)	“Net Smelter Return” means the proceeds received by Optionee from any smelter or other purchaser from the sale of any ores, concentrates or minerals produced from the Property;

(f)	“Option” means the right granted by Optionor to Optionee to acquire up to a 100% undivided right, title and interest in and to the Property as provided in Section 4 hereof;

(g)	“Royalty” means the 2% net smelter return royalty described in Exhibit “B” attached hereto;

(h)	“Term” means the period during the term of this Agreement from the Effective Date to and including the date of exercise of the Option;

1.2           Headings.  The headings of this Agreement and the exhibits are solely for convenience of reference and do not affect the interpretation of it or define, limit or construe the contents of any provision of this Agreement.

1.3           Number and Gender.  Words importing the singular number shall include the plural and vice versa, words importing the neuter gender shall include the masculine and feminine genders, and words importing persons shall include firms and corporations and vice versa.

1.4           Governing Law. This Agreement and the rights and obligations and relations of the parties shall be governed by and construed in accordance with the laws of the State of Arizona and the federal laws of the United States applicable therein (but without giving effect to any conflict of law rules). The parties agree that the courts of the State of Arizona shall have jurisdiction to entertain any action or other legal proceedings based on any provisions of this Agreement. Each party attorns to the jurisdiction of the courts of the State of Arizona.

1.5           Currency.  All references to currency in this Agreement are references to the lawful currency of the United States unless otherwise specifically stated.

2.           REPRESENTATIONS AND WARRANTIES

2.1           Optionor Representations and Warranties.  Optionor represents and warrants to Optionee that:

(a)	Optionor has been duly incorporated under the laws of the State of Arizona and validly exists as a corporation in good standing under the laws of that jurisdiction of incorporation;

(b)
Optionor is the registered and beneficial owner and, at the time of transfer to Optionee of an interest in the unpatented mining claims and mineral exploration permits comprising the Property, they will be the registered and beneficial owners of all of the unpatented mining claims and mineral exploration permits comprising the Property free and clear of all liens, charges and claims of others, save and except the Royalty, and no taxes or rentals are due in respect of any thereof;

(c)
the unpatented mining claims and mineral exploration permits comprised in the Property have been duly and validly located and recorded, and are in good standing in the office of the mining recorder or such other applicable regulatory agency having jurisdiction over the Property;

(d)
there are no known adverse claims or challenges against or to the ownership of or title to any of the unpatented mining claims and mineral exploration permits comprising the Property, nor to the knowledge of Optionor is there any basis therefore, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof, and no known person having any royalty or other interest whatsoever in production from any of the unpatented mining claims and mineral exploration permits comprising the Property;

(e)
Optionor has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, the Articles, By-laws or the constating documents of Optionor or any shareholders’ or directors’ resolution, indenture, agreement or other instrument whatsoever to which Optionor is a party or by which it is bound or to which it may be subject, nor does it conflict with any applicable law by which Optionor is bound;

(f)
Optionor has duly obtained all authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of any indenture, agreement or other instrument whatsoever to which Optionor is a party or by which it is bound or to which it may be subject nor does it conflict with any applicable law by which Optionor is bound;

(g)
no proceedings are pending for, and Optionor is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up, or the placing of Optionor in bankruptcy or subject to any other laws governing the affairs of insolvent persons.

2.2           Waiver and Survival.  The representations and warranties contained in Section 2.1 are provided for the exclusive benefit of Optionee, have been relied upon by Optionee in entering into this Agreement and a breach of any one or more thereof may be waived by Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in Section 2.1 will survive Closing hereunder.

2.3           Optionee’s Representations, Warranties and Covenants.  Optionee represents and warrants to Optionor that:

(a)	Optionee has been duly incorporated and validly exists as a corporation in good standing under the laws of the State of Nevada;

(b)
it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, the Articles or the constating documents of Optionee or any shareholders’ or directors’ resolution, indenture, agreement or other instrument whatsoever to which Optionee is a party or by which it is bound or to which it may be subject, nor does it conflict with any applicable law by which Optionee is bound; and

(c)
no proceedings are pending for, and Optionee is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up of Optionee or the placing of Optionee in bankruptcy or subject to any other laws governing the affairs of insolvent persons.

2.4           Waiver and Survival. The representations and warranties contained in Section 2.3 are provided for the exclusive benefit of Optionor, have been relied upon by Optionor in entering into this Agreement and a breach of any one or more thereof may be waived by Optionor in whole or in part at any time without prejudice to it rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in Section 2.3 will survive Closing hereunder.

3.           ACQUISITION AND EXERCISE OF THE OPTION

3.1           Grant of Option.  Optionor hereby grants to Optionee the sole and immediate working right and option with respect to the Property, for the period from the date of this Agreement until June 30, 2017, to earn a One Hundred Percent (100%) interest in and to the Property (the “Option”) free and clear of all charges encumbrances and claims, save and except for the Royalty.

3.2           Exercise of the Option. In order to maintain in force the working right and Option granted to it, and to exercise the Option, Optionee must:

(a)	pay to Optionor a sum total of Three Million Four Hundred Twenty-Five Thousand Dollars US (3,425.000.00), in cash, as follows:

(i)	on January 1, 2012, the sum of US $150,000.00; July 1, 2012 the sum of US $150,000.00;
(ii)	on January 1, 2013, the sum of US $200,000.00; July 1, 2013 the sum of US $200,000.00;
(iii)	on January 1, 2014, the sum of US $250,000.00; July 1, 2014 the sum of US $250,000.00;
(iv)	on January 1, 2015, the sum of US $300,000.00; July 1, 2015 the sum of US $300,000.00;
(v)	on January 1, 2016, the sum of US $350,000.00; July 1, 2016 the sum of US $350,000.00; and
(vi)	on January 1, 2017, the sum of US $425,000.00.

Upon Optionee making all cash payments to Optionor as set forth above, Optionee shall have exercised the Option and shall have earned a one hundred percent (100%) interest in and to the Property free and clear of all charges encumbrances and claims, save and except for the Royalty.  Upon exercise of the Option, Optionor shall deliver to Optionee, or such designee as Optionee may designate, within thirty (30) days an executed and recorded version of the Quitclaim Deed and Reservation of Royalty Interest in substantially the same form as set forth in Exhibit “B” (the “Recorded Quitclaim Deed”).

3.3           Acknowledgment of Prior Cash Payment Received by Optionor. Optionor acknowledges receipt of cash payments totaling $500,000.00 paid on June 30, 2011 by an affiliate of Aurum pursuant to the terms of the Original Option Agreement, as amended by that certain First Amendment to Option to Purchase and Royalty Agreement, dated June 30, 2011.

3.4           Royalty. Upon Optionor’s delivery of the Recorded Quitclaim to Optionee, Optionee shall pay to Optionor a Royalty as set forth in the Recorded Quitclaim Deed.  Notwithstanding the forgoing, at Optionee’s sole and absolute discretion, Optionee shall have the right at any time to purchase all or part of the Royalty from Optionor by making payments of $1,000,000.00 per 1% of royalty to Optionor but to be exercised only in whole percentage points.  In the event that Optionee exercises the right to purchase the Royalty, Optionor shall deliver to Optionee any documents as Optionee may require, in its sole and absolute discretion, evidencing such reduction or termination of Optionor’s Royalty interest.  For clarification, the parties understand that any royalty payments made by Optionee to Optionor prior to the election to purchase the Royalty do not count toward this purchase price.

3.5           Working Right.  During the Term, Optionee shall have the sole and exclusive working right to enter on and conduct the Mining Operations on the Property as Optionee in its sole discretion may decide. Optionee shall have quiet and exclusive possession from the date of this agreement and thereafter during the currency of the working right and option, with full power and authority to Optionee, its servants, agents, workers or contractors, to carry on Mining Operations in searching for minerals in such manner as Optionee in its discretion may determine, including the right to erect, bring and install on the Property all buildings, plant, machinery, equipment, tools, appliances or supplies as Optionee shall deem necessary and proper and the right to remove therefrom reasonable quantities of rocks, ores and minerals and to transport them for the purposes of sampling, metallurgical testing and assaying. All Mining Operations conducted by Optionee shall be in accordance with good exploration, development and mining practice, and in compliance with all applicable legislation.

3.6           Operator.  During the Term, Optionee shall be the Operator of the work to be carried out on the Property and shall be free to contract out such parts of the work as it should choose in its sole discretion.

3.7           Maintaining the Property. During the Term, Optionee shall pay all of the applicable property taxes and fees necessary to keep the Property in good standing and file such assessment material as may be required under the laws of the County of Maricopa, the State of Arizona and the United States.  Notwithstanding the forgoing, and in acknowledgement that record title of the Property shall remain in the name of Optionor until such time as exercise of the Option, Optionor shall cooperate with and assist Optionee with the preparation of documentation required for the payment of such taxes and fees, and assessment filings.  In the event that Optionor fails to cooperate with and assist Optionee with the preparation of documentation required for the payment of such taxes and fees, and assessment filings, Optionor hereby grants Optionee the full power of attorney to make all such payments and take all actions necessary or prudent, in Optionee’s sole and absolute discretion, to preserve the property, and any such payments made as well any reasonable costs incurred by Optionee shall be deducted from any cash payments due Optionor pursuant to Section 3.2(a) hereunder.

3.8           Option to Purchase Property Only.  This Agreement is an option to purchase only.  Optionee shall not earn any interest in the Property until it has completed all of the payments in Section 3.2 herein.

3.9           Area of Interest.

(a)
There shall be an area of mutual interest which shall comprise that area which is within ten kilometres of the outermost boundary of each of the unpatented mining claims and mineral exploration permits which constitute the Property (the “Area of Interest”) as at the date of this Agreement.

(b)
If at any time during the Term, any party (in this section only called the “Acquiring Party”) stakes, locates or otherwise acquires, directly or indirectly, any right to or interest in any unpatented mining claim, license, lease, grant, concession, permit, patent or other mineral property located wholly or partly within the Area of Interest, the Acquiring Party shall forthwith give notice to the other parties of that staking or acquiring, the costs thereof and all details in possession of that party with respect to the nature of the property and the known mineralization.

(c)
Each party may, within 30 days of the receipt of the Acquiring Party’s notice, elect by notice to the Acquiring Party, to require any such mineral properties and the right or interest acquired be included in the Property and thereafter form part of the Property for all purposes of this Agreement.

(d)
In the event that Optionee is the Acquiring Party, and Optionor elects to require such mineral properties and rights or interests acquired by Optionee be included in the Property, Optionor shall within 30 days of submission of its election notice to Optionee reimburse Optionee for all acquisition and reasonable transaction costs related to such acquisition.

3.10           Transfer of Title on Exercise. Within thirty (30) days following the exercise of the Option, Optionor will prepare, execute and deliver to Optionee all transfer documents necessary to effect the transfer and registration of an undivided one hundred percent (100%) interest in and to the Property into the name of Optionee;

3.11           Survival. The provisions of this Agreement are written for the benefit of Optionor and have been relied upon by Optionor in granting the Option to Purchase hereunder and shall survive the expiry of the Term of this Agreement and for a period of ten years thereafter.

4.           OBLIGATIONS OF OPTIONEE DURING OPTION PERIOD

4.1           Optionor Access to Property.  During the Term, and prior to the exercise of the Option by Optionee, Optionee will permit the directors, officers, employees and designated consultants of Optionor, at their own risk, access to the Property at all reasonable times, provided that Optionor agrees to indemnify Optionee against, and to save it harmless from, all costs, claims, liabilities and expenses that Optionee may incur or suffer as a result of any injury (including injury causing death) to any director, officer, employee or designated consultant of Optionor while on the Property,

4.2           Annual Report of Results. During the Term, Optionee will deliver to Optionor on or before July 1 in each year a full report (including up-to-date maps if there are any) describing the results of work done in the last completed calendar year;

4.3           Workmanship, Reclamation. During the Term, Optionee will do all work on the Property in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any applicable governmental authority including conducting all reclamation required by the applicable regulatory authorities with respect to the work conducted by Optionee on the Property;

4.4           Indemnity. Optionee shall indemnify and save Optionor harmless from and against all losses, liabilities, claims, demands, damages, expenses, suits, injury or death in any way referable to Mining Operations conducted; provided, that Optionor shall not be indemnified for any loss, liability, claim, demand, damage, expense, injury or death resulting from the negligence or willful misconduct of Optionor, or its employees, agents or contractors. Optionee shall cause to be paid all workers and wage earners employed by it or its contractors on the Property and all materials purchased in connection with it.

4.5           Reports on Assays. During the Term, Optionee will deliver to Optionor forthwith after receipt by Optionee any and all assay results for samples taken from the Property, together with reports showing the location from which the samples were taken, the type of samples and any geological interpretation or analysis thereof obtained or performed by Optionee.

4.6           Abandonment.  Optionee may at any time during the Term, abandon any one or more of the unpatented mining claims (the “Abandoned Claims”) which comprise the Property.  Optionee shall give Optionor notice in writing Sixty (60) days prior to any abandonment (the “Notice of Abandonment”).  If requested by Optionor following receipt of Notice of Abandonment, Optionee shall transfer to Optionor, or its nominee, any or all of the claims proposed to be abandoned by Optionee. Upon delivery of the Notice of Abandonment to Optionor, the Abandoned Claims will for all purposes of this Agreement cease to form part of the Property and any of the Abandoned Claims transferred to Optionor shall cease to be part of the Area of Interest pursuant to this Agreement.

4.7           Assessment Work. Optionee shall, with the assistance of and in consultation with Optionor, file the necessary documentation for maintenance of claims, 60 days prior to the due date.

4.8           Insurance.

(a)	Optionee shall provide, maintain and pay for the following insurance which shall be placed with an insurance company or companies and in a form as may be acceptable to Optionor:

(i)
The usual form of insurance available to the mining industry in Arizona for exploration and development operations protecting Optionee and Optionor and their respective employees, agents, contractors, invitees and licensees against damages arising from personal injury (including death) and from claims for property damage which may arise directly or indirectly out of the operations of Optionee and Optionor under this Agreement;

(b)	Each policy of insurance contemplated in this Section 4.8 shall be in an amount acceptable to Optionor; and

(c)	Optionee shall provide Optionor with such evidence of insurance as Optionor may request.

5.           COVENANTS OF OPTIONEE AND OPTIONOR

5.1           Covenants of Optionee. Optionee covenants and agrees with Optionor that so long as Optionee is the Operator of the exploration program on the Property:

(a)
It will maintain the Property in good standing and will pay all rentals, rates, duties, royalties, assessments, fees, taxes or other government charges levied with respect to the Property or Optionee’s operations thereon which shall fall due during the Term.  Notwithstanding the forgoing, and in acknowledgement that record title of the Property shall remain in the name of Optionor until such time as exercise of the Option, Optionor shall cooperate with and assist Optionee with the preparation of documentation required for the payment of such rentals, rates, duties, royalties, assessments, fees, taxes or other government charges levied with respect to the Property or Optionee’s operation thereon which shall fall due during the Term.  In the event that Optionor fails to cooperate with and assist Optionee with the preparation of documentation required for the payment of such rentals, rates, duties, royalties, assessments, fees, taxes or other government charges levied with respect to the Property or Optionee’s operation thereon which shall fall due during the Term, Optionor hereby grants Optionee the full power of attorney to make all such payments and take all actions necessary or prudent, in Optionee’s sole and absolute discretion, to preserve the property, and any such payments made as well any reasonable costs incurred by Optionee shall be deducted from any cash payments due Optionor pursuant to Section 3.2(a) hereunder;

(b)	It will carry out its operations on the Property in a careful and miner-like manner and in accordance with applicable laws and regulations of the State of Arizona;

(c)
It will properly pay all accounts of every nature and kind for wages, supplies, Workers’ Compensation Assessments, or the equivalent under Arizona law, income tax deductions, and all other accounts and indebtedness incurred by it so that no claim or lien arises thereon or upon the ore or minerals contained therein and it will indemnify Optionor and save them harmless from any and all loss, costs, actions, suits, damages or claims which may be made against Optionor in respect of the operations on the Property, provided however, that Optionee shall have the right to contest the validity of any such lien or claim of lien;

(d)	Upon termination of this Agreement, it will leave the Property in a safe condition in accordance with the applicable regulatory requirements;

(e)
It will at all times maintain and keep true and correct records of all production and the disposition thereof and of all costs and expenditures incurred as well as all other data necessary or proper for the settlement of accounts between the parties hereto in connection with their rights and obligations under this Agreement;

(f)
It will obtain all necessary environmental permits prior to commencing operations on the Property and it will be responsible for any environmental assessments made by the governmental bodies as a result of operations on the Property; and

(g)
It will indemnify and save harmless Optionor from any and all liability arising in relation to the Property including, but not limited to, any liability from environmental damage during the Term, unless such liability was caused by the fault of Optionor, or either of them, or their directors, officers, employees, agents or consultants.

5.2           Covenants of Optionor. Optionor covenants and agrees with Optionee that:

(a)
During the Term, should Optionor receive any notice, assessment, permit or any other documentation from the applicable regulatory authorities relating to the Property or the Operations of Optionee thereon, Optionor will promptly forward a true copy of the same to Optionee.

6.           TERMINATION OF OPTION

6.1           Notice of Termination. This Option shall terminate upon Optionee giving thirty (30) days written notice to Optionor of termination, leave in good standing for a period of at least one year from the termination date of the Option those unpatented mining claims comprised in the Property that are in good standing on the date hereof and any other unpatented mining claims comprised in the Property that Optionee acquires after the date hereof, and deliver at no cost to Optionor within 90 days of such termination copies of all reports, maps, assay results and other relevant technical data compiled by or in the possession of Optionee with respect to the Property and not theretofore furnished to Optionor.

6.2           Equipment.  In the event that Optionee abandons the working right and Option granted to it under Section 3 or terminates the Option pursuant to Section 6.1, all buildings, plant, equipment, machinery, tools, appliances and supplies which Optionee may have brought on the Property, either before or during the period of the working right and Options, may be removed by Optionee at any time not later than six months after the abandonment of the working right and Options.  Any buildings, plant, equipment, machinery, tools, appliances and supplies left on the Property during the six-month period shall be at Optionee’s sole risk and, if not removed after the six-month period, shall become the property of Optionor.

6.3           Information. If Optionee abandons the working right and Option granted to it under Section 3, Optionee shall, on request, provide Optionor, at no cost to Optionor, with a copy of all non-interpretative reports, maps, plans, drill logs and surveys of all work pertaining to the Property provided that Optionee does not warrant the accuracy of those reports, maps, plans, drill logs and surveys and shall not be liable for any inaccuracies contained in them.

7.           CONFIDENTIAL INFORMATION

7.1           Treatment of Information.  No information furnished by Optionee to Optionor hereunder in respect of the activities carried out on the Property by Optionee, or related to the sale of product derived from the Property, will be published by Optionor without the written consent of Optionee, but such consent in respect of the reporting of factual data will not be unreasonably withheld, and will not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws.

8.           ARBITRATION

8.1           Matters for Referral to Arbitration.  All questions or matters in dispute with respect to the accounting of moneys expended by Optionee as provided herein, or with respect to the calculation of or amounts taken into account in the determination of Net Smelter Returns or other products sales and any share of the proceeds of the sale of Minerals or other products from the Property will be submitted to arbitration pursuant to the terms hereof.

8.2           Notice of Referral to Arbitration.  It will be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration gives not less than 30 days’ prior written notice of its intention so to do to the other party together with particulars of the matter in dispute.

8.3           Expiry of Notice.  On the expiration of such 30 days, the party who gave such notice may proceed to refer the dispute to arbitration as provided in Section 8.4.

8.4           Appointment of Arbitrators.  The party desiring arbitration will appoint one arbitrator, and will notify the other party of such appointment, and the other party will, within 15 days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, will, within 15 days after the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator to act with them and be chairman of the arbitration herein provided for.

8.5           Failure to Act.  If the other party will fail to appoint an arbitrator within 15 days after receiving notice of the appointment of the first arbitrator, and if the two arbitrators appointed by the parties will be unable to agree on the appointment of the chairman, the chairman will be appointed by the County of Maricopa or by the State of Arizona.

8.6           Arbitration Procedures.  Except as specifically otherwise provided in this Section 8, the arbitration procedures herein provided for will be conducted in accordance with the laws of the State of Arizona.

8.7           Fixing Time and Place. The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, will fix a time and place in Phoenix, Arizona, for the purpose of hearing the evidence and representations of the parties, and he will preside over the arbitration and determine all questions of procedure not provided for under the laws of the State of Arizona or this Section 8.

8.8           Award in Writing.  After hearing any evidence and representations that the parties may submit, the single arbitrator, or the arbitrators, as the case may be, will make an award and reduce it to writing, and deliver one copy thereof to each of the parties.

8.9           Expenses.  The prevailing party in the arbitration award shall be entitled to recover from the other party all legal fees, costs and expenses reasonably relate to such award.

8.10           Binding Award.  The parties may agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, will be final and binding upon each of them.

9.           DEFAULT AND TERMINATION

9.1           Notice of Default.  Notwithstanding Section 4, if at any time during the Option Period Optionee fails to perform any obligation required to be performed hereunder or is in breach of a warranty or covenant given herein, which failure or breach materially interferes with the implementation of this Agreement, Optionor may terminate this Agreement but only if

(a)	it first gives to Optionee a notice of default containing particulars of the obligation which Optionee has not performed, or the warranty or covenant breached, and

(b)
Optionee does not, within 30 days after delivery of such notice of default, cure such default or commence proceedings to cure such default by appropriate payment or performance (Optionee hereby agreeing that should Optionee so begin to cure any default Optionee will prosecute such curing to completion without undue delay).

9.2           Termination.  Should Optionee fail to comply with the provisions of Section 9.1(b) Optionor may thereafter terminate this Agreement, and the provisions of Section 6 will then be applicable.

10.           GENERAL

10.1           Encumbrances.  During the Term, Optionor and Optionee shall not pledge, mortgage, charge or otherwise encumber their beneficial interest in the Property or their rights under this Agreement.

10.2           Further Assurances.  The parties shall, without further consideration, from time to time execute and deliver, or cause to be executed and delivered, further instruments and assurances as may be reasonably required for registering or recording changes in ownership interests in the Property in accordance with the regulatory requirements of the United States, the State of Arizona, or otherwise as required to carry out the true intent and purpose of this Agreement.

10.3           Limitation of Obligations of Optionee. It is understood and agreed that:

(a)
nothing contained in this Agreement, nor any payment made, Mining Operations conducted incurred by Optionee on or in connection with the Property or part of it, nor the doing of any act or thing by Optionee under the terms of this Agreement shall obligate Optionee to do anything else under this Agreement other than to, make payments and maintain the Property to the extent that it may have expressly undertaken to do so pursuant to the terms of this Agreement;

(b)
subject to the terms of this Agreement, Optionee may at any time abandon the working right and Option granted to it under Section 3.1 and may at any time after exercising the Option granted herein abandon the working right  granted to it under Section 3.5; and

(c)
in the event that Optionee abandons the Option granted to it under Section 3.1, or the working right Section 3.5, the liabilities and obligations of Optionee shall cease with respect to the Property except that Optionee shall remain liable for any and all liabilities or obligations arising directly or indirectly from the actions of Optionee in conducting work or having conducted work on the Property and the provisions of Section 6 herein.

10.4           Time.  Time shall be of the essence of this Agreement and of every part of it and no extension or variation of this Agreement shall operate as a waiver of this provision.

10.5           Entire Agreement.  With respect to the subject-matter of this Agreement, this Agreement:

(a)	sets forth the entire agreement between the parties and any persons who have in the past or who are now representing either of the parties;

(b)	supersedes all prior understandings and communications between the parties or any of them, oral or written; and

(c)	constitutes the entire agreement between the parties.

Each party acknowledges that this Agreement is entered into after full investigation and that no party is relying on any statement or representation made by any other which is not embodied in this Agreement. Each party acknowledges that it shall have no right to rely on any amendment, promise, modification, statement or representation made or occurring subsequent to the execution of this Agreement unless it is in writing and executed by each of the parties.

10.6           Notices. All payments and communications which may be or are required to be given by either party to the other shall (in the absence of any specific provision to the contrary) be in writing and delivered or sent by prepaid registered mail to the parties, at following respective addresses:

Optionor:	SOUTHWEST EXPLORATION, INC.
3266 W Galveston Dr. #107
Apache Junction, Arizona  85220
Attention: Floyd Bleak

Optionee:	STANDARD GOLD CORP.
3266 West Galveston Road #101
Apache Junction, Arizona  85120
Attention: Joshua Bleak

and if any payment or communication is sent by prepaid registered mail, it shall, subject to the following sentence, be conclusively deemed to have been received on the third business day following the mailing of it and, if delivered, it shall be conclusively deemed to have been received at the time of delivery. Notwithstanding the foregoing provisions with respect to mailing, in the event that it may be reasonably anticipated that, due to any strike, lock-out or similar event involving an interruption in postal service, any payment or communication will not be received by the addressee by no later than the third business day following the mailing of it, then the mailing of any payment or communication as mentioned shall not be an effective means of sending it but rather any payment or communication must then be sent by an alternative means of transportation which it may reasonably be anticipated will cause the payment or communication to be received reasonably expeditiously by the addressee. Either party may from time to time change its address by notice to the other in accordance with this Section 10.6.

10.7           Counterparts.  This Agreement may be executed in as many counterparts as may be necessary and may be delivered originally or by facsimile and each such counterpart so executed, whether delivered originally or by facsimile, are deemed to be an original and such counterparts and facsimile copies together will constitute one and the same instrument.

10.8           Benefit of Successors.  This Agreement shall inure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors and assigns.

[Signature page follows]

IN WITNESS WHEREOF, this Option to Purchase and Royalty Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

OPTIONOR: SOUTHWEST EXPLORATION, INC, an Arizona corporation

By:	/s/ Daniel Bleak
Name:	Daniel Bleak
Its:	President, Director and Shareholder

By:	/s/ Floyd R. Bleak
Name:	Floyd R. Bleak
Its:	Secretary, Director and Shareholder

By:	/s/ Joshua Bleak
Name:	Joshua Bleak
Its:	Shareholder

OPTIONEE: STANDARD GOLD CORP., a Nevada corporation

By:	/s/ Oliver Lindsay
Name:	Oliver Lindsay
Its:	Executive Vice President

EXHIBIT “A”
(Property Description)

I.           Unpatented Mining Claims:

The following unpatented mining claims and sites are situated in an unknown mining district in Sections 6, 7, 8, 9, 15, 16, 17, 20, 21, 22 and 28, Township 6 North, Range 4 West; and Sections 1 and 12, Township 6 North, Range 5 West; G&SRB&M, Maricopa County, Arizona.  The Location Notices of which are of record in the office of the County Recorder of Maricopa County, Arizona, and the Bureau of Land Management serial numbers are filed at Phoenix, Arizona.

No.	Name of Claim	Instrument No.	BLM Serial No.
1	NB # 1	2008-0828553	394725
2	NB # 2	2008-0828554	394726
3	NB # 3	2008-0828555	394727
4	NB # 4	2008-0828556	394728
5	NB # 5	2008-0828557	394729
6	NB # 6	2008-0828558	394730
7	NB # 7	2008-0828559	394731
8	NB # 8	2008-0828560	394732
9	NB # 9	2008-0828561	394733
10	NB # 10	2008-0828562	394734
11	NB # 11	2008-0828563	394735
12	NB # 12	2008-0828564	394736
13	NB # 13	2008-0828565	394737
14	NB # 14	2008-0828566	394738
15	NB # 15	2008-0828567	394739
16	NB # 16	2008-0828568	394740
17	NB # 17	2008-0828569	394741
18	NB # 19	2008-0893976	394940
19	NB # 20	2008-0893977	394941
20	NB # 21	2009-0349876	396845
21	NB # 22	2009-0349877	396846
22	NB # 23	2009-0349878	396847
23	NB # 24	2009-0349879	396848
24	NB # 25	2009-0349880	396849
25	NB # 26	2009-0349881	396850
26	NB # 27	2009-0349882	396851
27	NB # 28	2009-0349883	396852
28	NB # 29	2009-0349884	396853
29	NB # 30	2009-0349885	396854
30	NB # 31	2009-0349886	396855
31	NB # 32	2009-0349887	396856

No.	Name of Claim	Instrument No.	BLM Serial No.
32	NB # 33	2009-0349888	396857
33	NB # 34	2009-0349889	396858
34	NB # 37	2009-0349892	396859
35	NB # 38	2009-0349893	396860
36	NB # 39	2009-0349894	396861
37	NB # 40	2009-0769505	397225
38	NB # 41	2009-0769506	397226
39	NB # 42	2009-0769507	397227
40	NB # 43	2009-0769508	397228
41	NB # 44	2009-0769509	397229
42	NB # 45	2009-0769510	397230
43	NB # 48	2010-0403382	400320
44	NB # 49	2010-0403383	400321
45	NB # 50	2010-0403384	400322
46	NB # 51	2010-0403385	400323
47	NB # 52	2010-0403386	400324
48	NB # 53	2010-0403387	400325
49	NB # 54	2010-0403388	400326
50	NB # 55	2010-0403389	400327
51	NB # 56	2010-0403390	400328
52	NB # 57	2010-0403391	400329
53	NB # 58	2010-0403392	400330
54	NB # 59	2010-0403393	400331
55	NB # 60	2010-0403394	400332
56	NB # 61	2010-0403395	400333
57	NB # 62	2010-0403396	400334
58	NB # 63	2010-0403397	400335
59	NB # 64	2010-0403398	400336
60	NB # 65	2010-0403399	400337
61	NB # 66	2010-0403400	400338
62	NB # 67	2010-0403401	400339
63	NB # 68	2010-0403402	400340
64	NB # 69	2010-0403403	400341
65	NB # 70	2010-0403404	400342
66	NB # 71	2010-0403405	400343
67	NB # 72	2010-0403406	400344
68	NB # 73	2010-0403407	400345
69	NB # 74	2010-0403408	400346
70	NB # 75	2010-0403409	400347
71	NB # 76	2010-0403410	400348
72	NB # 77	2010-0403411	400349
73	NB # 78	2010-0403412	400350
74	NB # 79	2010-0403413	400351
75	NB # 80	2010-0403414	400352

No.	Name of Claim	Instrument No.	BLM Serial No.
76	NB # 81	2010-0403415	400353
77	NB # 82	2010-0403416	400354
78	NB # 83	2010-0403417	400355
79	NB # 84	2010-0403418	400356
80	NB # 85	2010-0403419	400357
81	NB # 86	2010-0403420	400358
82	NB # 87	2010-0403421	400359
83	NB # 88	2010-0403422	400360
84	NB # 89	2010-0403423	400361
85	NB # 90	2010-0403424	400362
86	NB # 91	2010-0403425	400363
87	NB # 92	2010-0403426	400364
88	NB # 93	2010-0403427	400365
89	NB # 94	2010-0403428	400366
90	NB # 95	2010-0403429	400367
91	NBP 1	2008-0893978	394930
92	NBP 2	2008-0893979	394931
93	NBP 3	2008-0893980	394932
94	NBP 4	2008-0893981	394933
95	NBP 5	2008-0893982	394934
96	NBP 6	2008-0893983	394935
97	NBP 7	2008-0893984	394936
98	NBP 8	2008-0893985	394937
99	NBP 9	2008-0893986	394938
100	NBP 10	2008-0893987	394939
101	SWP 3	2009-0349874	396843
102	SWP 5	2009-0349875	396844

II.           Arizona State Land Department Mineral Exploration Permits

Acreage	T/R/S	Permit #	Date of Issuance
560 Acres	T6N, R4W, S21	08-113437	December 4th, 2008
480 Acres	T6N, R4W, S27	08-113438	December 4th, 2008
320 Acres	T6N, R4W, S10	08-113501	June 26th, 2009
160 Acres	T6N, R4W, S15	08-113502	June 26th, 2009

EXHIBIT “B”
(Form of Quitclaim Deed and Reservation of Royalty Interest)

After recording, return to:

Southwest Exploration, Inc
3266 W Galveston Dr. #107
Apache Junction, AZ 85220

QUITCLAIM DEED
AND RESERVATION OF ROYALTY INTEREST

FOR AND IN CONSIDERATION of royalties reserved hereunder and the promises made under the terms of that certain Option Agreement and Royalty Agreement made and entered into as of the ____ day of September, 2011, SOUTHWEST EXPLORATION, INC, an Arizona corporation, whose address is 3266 West Galveston Drive #107, Apache Junction, Arizona, 85220 (“Grantor”), does hereby quitclaim unto _____________________________________ [STANDARD GOLD CORP., a Nevada corporation, or such designee as Standard Gold Corp. may designate], whose address is _____________________________________] (“Grantee”), all of the right, title and interest in and to the following unpatented mining claims and mineral exploration permits located in Maricopa County, Arizona (the “Claims”), the location notices of which are of record in the official records of Maricopa County and in the Arizona State Office of the Bureau of Land Management as follows:

SEE EXHIBIT “A” ATTACHED HERETO [Insert Property Description at Exhibit “A” to executable version of Quitclaim Deed and Reservation of Royalty Interest]

EXCEPTING AND RESERVING UNTO GRANTOR, a royalty (the “Royalty”) equal to two percent (2%) of the proceeds from the sale or other disposition of all minerals, received from any purchaser of any mineral derived from the ore mined from the Claims after deducting therefrom all charges and penalties (imposed by the purchaser) and the cost of transportation to any processing facility, insurance premiums, sampling and assaying charges incurred after concentrates have left the concentrator and all appropriate sales taxes.  If minerals other than precious metals are mined and sold from the Claims, the Royalty provided herein shall likewise apply to such minerals and shall be calculated as set forth above based on payment received from a purchaser after the creation of a concentrate or otherwise marketable product.  In no case shall the cost of mining, transportation or concentrating costs prior to the creation of the first marketable product be deducted from the selling price in the calculation of Royalty.  If any portion of the precious metals or other minerals extracted and derived from the ore mined from the Claims are sold to a purchaser owned or controlled by the Grantee or treated by a facility owned or controlled by Grantee, the actual proceeds received shall be deemed to be an amount equal to what could be obtained from a purchaser or facility not so owned or controlled by the Grantee after deducting therefrom a charge equal to the transportation cost which would have been incurred had the material been transported to such third party.

The Royalty reserved herein shall be subject to the following:

1.           PAYMENT OF ROYALTY

a.           Frequency of Payment of Royalty.  Payment of Royalty hereunder shall be due and payable within thirty (30) business days after the sale proceeds are received during each calendar quarter from any purchaser of minerals or other materials mined from the Claims.

b.           Method of Making Payments.  All payments required hereunder may be mailed or delivered to any single depository as Grantor may instruct.  The Grantee will have no responsibility as to the division of the Royalty payments among parties constituting the Grantor and if the Grantee makes a payment or payments on account of the Royalty in accordance with the provisions of this instrument, it will have no further responsibility for distribution of the Royalty.  All charges of the agent, trustee or depository will be borne solely by the parties receiving payments of Royalty.  The delivery or the deposit in the mail of any payment hereunder on or before the due date thereof shall be deemed timely payment hereunder.

2.           RECORDS AND REPORTS

a.           Records, Inspection and Audit.  Within ninety (90) days following the end of each calendar year, commencing with the year in which the claims are brought into commercial production (not inclusive of any bulk sampling programs), the Grantee shall deliver to Grantor a statement of the Royalty paid for said calendar year.  The Grantor shall have the right within a period of three (3) months from receipt of such statements to inspect the Grantee’s books and records relating thereto and to conduct an independent audit of such books and records at its own cost and expense.

b.           Objections.  If Grantor do not request an inspection of Grantee’s books and records during the three-month period referred to in the preceding paragraph, all payments of Royalty for the annual period will be considered final and in full satisfaction of all obligations of the Grantee with respect thereto.  If Grantor dispute any calculation of Royalty, Grantor shall deliver to the Grantee a written notice (the “Objection Notice”) describing and setting forth a specific objection within sixty (60) days after receipt by the Grantor of the final statement.  If such audit determines that there has been a deficiency or an excess in the payment made to the Grantor, such deficiency or excess will be resolved by adjusting the next payment due hereunder.  The Grantor will pay all the costs and expenses of such audit unless a deficiency of five (5%) percent or more of the amount due is determined to exist.  The Grantee will pay the costs and expenses of such audit if a deficiency of five (5%) percent or more of the amount due is determined to exist.  All books and records used and kept by the Grantee to calculate the Royalty due hereunder will be kept in accordance with generally accepted accounting principles.

c.           Evidence of Maintenance of the Claims.  Grantee shall deliver to Grantor, not later than the date fifteen (15) days prior to the date for the payment of annual claim maintenance fees (currently September 1), evidence that the fee has been timely paid, and shall thereafter, prior to December 1 of each year, deliver to Grantor a copy of a “Notice of intent to Hold” for the Claims as recorded in the official records of Maricopa County.

3.           INUREMENT

The Royalty reserved herein shall run with the land and be binding on all subsequent owners of the Claims, including any amendments, relocations, patents of the same or additional or alternative rights to mine as may be conferred by any changes in the mineral laws of the United States.

4.           NOTICES

All notices required or permitted to be given hereunder shall be given in writing and shall be sent by the parties by registered or certified mail, telex, facsimile transmission or by express delivery service to the address set forth in the identification of the parties in the headings of this Quitclaim Deed or to such other address as either party may later designate by like notice to the other.  All notices required or permitted to be given hereunder shall be deemed to have been given upon the earliest of (1) actual receipt, (2) acknowledgment in any form of receipt of telex or facsimile transmission, (3) the business day next following deposit with an express delivery service, properly addressed, or (4) seventy-two (72) hours after deposit with the U.S. Mails, properly addressed with postage prepaid.

5.           ASSIGNMENTS BY GRANTOR

Grantor may transfer, pledge, mortgage, charge or otherwise encumber all or any part of its right, title and interest in and to its Royalty reserved hereunder; provided, however, that Grantee shall be under no obligation to make its payments hereunder to such assignee, transferee, pledgee or other third party until Grantee’s receipt of Notice concerning the assignment or transfer.

6.           INTERPRETATION

a.           Governing Law; Venue.  The provisions and interpretation of this Quitclaim Deed shall be governed by the laws of the State of Arizona without regard to conflicts of laws principles.  Any dispute concerning this Quitclaim Deed shall be adjudicated in either the state or federal courts in and for the State of Arizona.

b.           Invalidity of Provisions.  If any term or other provision of this Quitclaim Deed is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Quitclaim Deed shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Quitclaim Deed so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, the Grantor has executed and delivered this Quitclaim Deed and Reservation of Royalty Interest as of the ____ day of ____________, 20____.

GRANTOR:

SOUTHWEST EXPLORATION, INC, an Arizona corporation

By:
Name: Daniel Bleak
Its: President, Director and Shareholder

STATE OF _____________	)
	)	ss.
County of ______________	)

The foregoing instrument was acknowledged before me this _____ day of __________, 20___ by Daniel Bleak, President, Director and Shareholder of Southwest Exploration, Inc, on behalf of the corporation.

____________________________
Notary Public

By:
Name: Floyd R. Bleak
Its: Secretary, Director and Shareholder

STATE OF _____________	)
	)	ss.
County of ______________	)

The foregoing instrument was acknowledged before me this _____ day of __________, 20___ by Floyd R. Bleak, Secretary, Director and Shareholder of Southwest Exploration, Inc, on behalf of the corporation.

By:
Name: Joshua Bleak
Its: Shareholder

STATE OF _____________	)
	)	ss.
County of ______________	)

The foregoing instrument was acknowledged before me this _____ day of __________, 20___ by Joshua Bleak, Shareholder of Southwest Exploration, Inc, on behalf of the corporation.

The undersigned Grantee hereby accepts this Quitclaim Deed and Reservation of Royalty Interest made therein.

GRANTEE:

[STANDARD GOLD CORP., a Nevada corporation, or such designee as Standard Gold Corp. may designate]

By:
Name:
Its:

STATE OF _____________	)
	)	ss.
County of ______________	)

The foregoing instrument was acknowledged before me this _____ day of __________, 20___ by _______________________, _________________ of __________________________ [Standard Gold Corp., or such designee as Standard Gold Corp. may designate], on behalf of the corporation.